Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Valero Energy Corporation:

We consent to the incorporation by reference in the registration statements, as amended, on Form S-3ASR (Registration No. 333-224993) and Form S-8 (Registration Nos. 333-106620, 333-129032, 333-136333, 333-174721, 333-205756, and 333-238071) of Valero Energy Corporation and subsidiaries of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Valero Energy Corporation and subsidiaries.

/s/ KPMG LLP

San Antonio, Texas
February 23, 2021